Exhibit (g)(2)

[    ], 2014

FORM OF LETTER AGREEMENT

AMG Pantheon Private Equity Master Fund, LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Re: Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by Pantheon Ventures (US) LP (the “Adviser”) to limit the total operating expenses of AMG Pantheon Private Equity Master Fund, LLC (the “Fund”); and (ii) our agreement regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund as recoupment of certain amounts paid, waived, or reimbursed by the Adviser to the Fund in fulfillment of an undertaking by the Adviser to limit the expenses of the Fund. This Letter Agreement shall terminate in the event the Adviser ceases to be the investment adviser of the Fund or upon mutual agreement between the Adviser and the Fund’s Board of Directors.

From time to time hereafter, the Adviser may undertake to waive its investment advisory fee payable by the Fund (but not below zero) and/or pay or reimburse the Fund’s expenses such that the Fund’s total annual operating expenses (exclusive of certain items listed below) do not exceed a certain amount (the “Expense Cap”). If the Adviser undertakes an Expense Cap with respect to the Fund, the Fund will be obligated to pay the Adviser all amounts paid, waived, or reimbursed by the Adviser with respect to the Fund pursuant to such Expense Cap, provided that the amount of such additional payment in any year, together with all other expenses of the Fund, in the aggregate, would not cause the Fund’s total annual operating expenses (exclusive of (i) the investment management fee paid by the Fund; (ii) fees, expenses, allocations, carried interests, etc. of the private equity investment funds and co-investments in portfolio companies in which the Fund invests (including all acquired fund fees and expenses); (iii) transaction costs, including legal costs and brokerage commissions, of the Fund associated with the acquisition and disposition of primary interests, secondary interests, co-investments, ETF investments, and other investments; (iv) interest payments incurred by the Fund, (v) fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; (vi) taxes of the Fund; and (vii) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Fund) in any such year to exceed the amount of the Expense Cap, and provided further that no additional payments by the Fund will be made with respect to amounts paid, waived, or reimbursed by the Adviser more than thirty-six (36) months after the date the Fund accrues a liability with respect to such amounts paid, waived, or reimbursed by the Adviser.

Any payments by the Fund under this Letter Agreement shall be in addition to all amounts otherwise payable to the Adviser as an investment management fee or any other fee for services to the Fund.

Effective as of [                    ], 2014, and until at least [                    ], 2015, the Adviser hereby undertakes to limit the total annual operating expenses of the Fund (exclusive of (i) the investment management fee paid by the Fund; (ii) fees, expenses, allocations, carried interests, etc. of the private equity investment funds and co-investments in portfolio companies in which the Fund invests (including all acquired fund fees and expenses); (iii) transaction costs, including legal costs and brokerage commissions, of the Fund associated with the acquisition and disposition of primary interests, secondary interests, co-investments, ETF investments, and other investments; (iv) interest payments incurred by the Fund, (v) fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; (vi) taxes of the Fund; and (vii) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Fund) to the annual rate of 0.75% of the net assets attributable to the Fund as of the end of each calendar month.

Sincerely,

Pantheon Ventures (US) LP

By:
Name:
Title:
Date:

ACKNOWLEDGED AND ACCEPTED

AMG Pantheon Private Equity Master Fund, LLC

By:
Name:
Title:
Date: